Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Dave Prichard 608-278-6141

Spectrum Brands Holdings Reports Solid Fiscal 2017 Fourth Quarter Results,

Announces Projects Alpha and Ignite to Further Support Long-Term Growth Ambitions

Middleton, WI, November 16, 2017 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company offering an expanding portfolio of leading brands providing superior value to consumers and customers every day, today reported solid results for the fourth quarter of fiscal 2017 ended September 30, 2017.  Spectrum Brands also announced the launch of two complementary multi-year projects, Alpha and Ignite, designed to further support the Company’s long-term growth ambitions.

This press release includes non-GAAP metrics such as organic net sales, adjusted diluted earnings per share (EPS), adjusted EBITDA, adjusted EBITDA margin, organic adjusted EBITDA and adjusted free cash flow.  See Other Supplemental Information for reconciliation to comparable GAAP metrics.

Fiscal 2017 Fourth Quarter Highlights:

•

Net sales of $1.32 billion in the fourth quarter of fiscal 2017 increased 5.8 percent compared to $1.25 billion last year.  Excluding the positive impact of $12.4 million of foreign exchange and acquisition sales of $20.8 million, organic net sales grew 3.1 percent from the prior year.

•

Net income of $94.9 million and diluted EPS of $1.63 in the fourth quarter of fiscal 2017 increased compared to net income of $89.0 million and diluted EPS of $1.49 in fiscal 2016 primarily due to reduced interest expense, a larger income tax benefit and lower average shares outstanding.

•	Adjusted diluted EPS of $1.35 in the fourth quarter of fiscal 2017 improved 3.1 percent compared to $1.31 last year.
•

Operating income of $108.4 million in the fourth quarter of fiscal 2017 decreased 31.6 percent compared to $158.5 million in fiscal 2016 primarily as a result of higher general and administrative costs from stock-based compensation programs, increased restructuring and related charges, and a write-off from the impairment of intangible assets.

•	Operating income margin of 8.2 percent in the fourth quarter of fiscal 2017 fell 450 basis points compared to 12.7 percent in the prior year.

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•

Adjusted EBITDA of $257.5 million in the fourth quarter of fiscal 2017 increased 8.7 percent compared to $236.9 million in fiscal 2016.  Excluding the positive impact of foreign exchange of $1.8 million and acquisition EBITDA of $6.9 million, organic adjusted EBITDA of $248.8 million improved 5.0 percent versus the prior year.

•

Adjusted EBITDA margin of 19.5 percent in the fourth quarter of fiscal 2017 increased 50 basis points compared to 19.0 percent in fiscal 2016 primarily due to higher volumes and the impact of acquisitions.

•

Fiscal 2017 adjusted free cash flow was a record $587 million based on net cash provided from operating activities of $665 million after purchases of property, plant and equipment of $115 million and other adjustments of $37 million.  This compared to adjusted free cash flow of $535 million in fiscal 2016 and $454 million in fiscal 2015.

“We finished a challenging fiscal 2017 with a strong fourth quarter performance,” said Andreas Rouvé, Chief Executive Officer of Spectrum Brands Holdings.  “Our Home & Garden and Hardware & Home Improvement businesses led the way with record quarterly results, and Global Auto Care and Personal Care delivered solid performances as well.  Regionally, growth was driven by our core U.S. business along with strong expansion in our European and Asia-Pacific regions.

“Our organic sales growth was reduced by the exit of low-margin, non-strategic business.  Accordingly, we grew our organic adjusted EBITDA faster than net sales,” Mr. Rouvé said.  “I’m pleased to report that our e-commerce business remained a bright spot in the fourth quarter, with growth of more than 50% in our core U.S. market.

“Fiscal 2017 was our 8th consecutive year of record adjusted EBITDA, adjusted EBITDA margin and free cash flow, which grew 10 percent in large part from continued working capital improvements,” he said.  “We achieved white space and cross-selling wins, expanded our e-commerce business with targeted digital investments, improved our overall product vitality rate and pace of innovation, and delivered strong continuous improvement savings along with major efficiency enhancement programs in GAC and HHI that will bring important future benefits.

“To help sustain this momentum in fiscal 2018, we are launching two exciting and complementary initiatives, Projects Alpha and Ignite, to further enhance our multi-year growth ambitions,” he said.  “For Project Alpha, we will spend as much as an additional $20 million this year to accelerate our organic sales growth by expanding into adjacent product segments through selective investment in new product development and strong market launches using new digital and social media marketing campaigns.

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“Project Ignite is a Company-wide initiative to ensure that our organizations continue to adapt to rapidly changing consumer preferences and retail channels and that resources are prioritized and allocated to our best growth opportunities,” Mr. Rouvé said.  “We expect both projects to be multi-year in scope with Ignite partially funding increased investments behind Alpha in 2018.

“Finally, we anticipate measured top- and bottom-line growth in fiscal 2018, with record adjusted free cash flow,” Mr. Rouvé said. “We plan to further improve the efficiency of our processes and continue to leverage our global infrastructure and shared services to expand into more categories, channels and countries.”

Fiscal 2017 Fourth Quarter Consolidated Financial Results

Net sales of $1.32 billion in the fourth quarter of fiscal 2017 increased 5.8 percent compared to $1.25 billion in fiscal 2016.  Excluding the positive impact of $12.4 million of foreign exchange and acquisition sales of $20.8 million, organic net sales grew 3.1 percent.

Gross profit and gross profit margin in the fourth quarter of fiscal 2017 were $496.2 million and 37.5 percent, respectively, compared to $485.8 million and 38.9 percent, respectively, last year.  The gross profit margin percentage decrease was primarily due to unfavorable mix, the negative impact of the Pet U.S. rawhide safety recall and operating start-up inefficiencies.

Operating expenses of $387.8 million in the fourth quarter of fiscal 2017 increased 18.5 percent compared to $327.3 million in the prior year primarily due to acquisitions, higher stock-based compensation costs, increased restructuring and related charges, and an impairment of intangible assets.

Operating income of $108.4 million in the fourth quarter of fiscal 2017 fell 31.6 percent versus $158.5 million last year as a result of higher operating expenses and lower gross profit.  Operating income margin of 8.2 percent in the fourth quarter of fiscal 2017 decreased 450 basis points versus 12.7 percent last year.

Net income was $94.9 million, or $1.63 diluted EPS, in the fourth quarter of fiscal 2017 on average diluted shares and common stock equivalents outstanding of 58.1 million.  In the fourth quarter of fiscal 2016, net income was $89.0 million, or $1.49 diluted EPS, on average diluted shares and common stock equivalents outstanding of 59.8 million.  The increase in net income and diluted EPS was primarily due to reduced interest expense, a larger income tax benefit and lower average shares outstanding.  The Company generated adjusted diluted EPS of $1.35 in the fourth quarter of fiscal 2017, an improvement of 3.1 percent compared to $1.31 in the prior year.

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Adjusted EBITDA of $257.5 million in the fourth quarter of fiscal 2017 increased 8.7 percent compared to $236.9 million in fiscal 2016.  Hardware & Home Improvement, Home and Garden, Global Pet Supplies and Global Auto Care delivered increased adjusted EBITDA.  Excluding the positive impact of $1.8 million of foreign exchange and acquisition EBITDA of $6.9 million, organic adjusted EBITDA of $248.8 improved 5.0 percent versus the fourth quarter of fiscal 2016.  Reported adjusted EBITDA margin increased 50 basis points to 19.5 percent compared to 19.0 percent last year.

Fiscal 2017 Consolidated Financial Results

Net sales of $5.01 billion in fiscal 2017 decreased slightly compared to $5.04 billion in fiscal 2016.  Excluding the negative impact of $28.3 million of foreign exchange and acquisition sales of $28.1 million, organic net sales in fiscal 2017 declined by 0.6 percent from the prior year.

Operating income of $561.4 million in fiscal 2017 decreased from $656.2 million last year, while operating income margin fell 180 basis points to 11.2 percent versus 13.0 percent in 2016.

Net income was $295.8 million, or $5.02 diluted EPS, in fiscal 2017 on average diluted shares and common stock equivalents outstanding of 59.0 million. In fiscal 2016, net income was $357.1 million, or $5.99 diluted EPS, on average diluted shares and common stock equivalents outstanding of 59.6 million.  The decrease in net income and EPS was primarily due to increased SG&A expenses, higher restructuring and related charges, and a write-off from the impairment of intangible assets.  The Company generated adjusted EPS of $5.46 in fiscal 2017, an increase of 5.0 percent compared to $5.20 last year primarily as a result of lower interest costs and lower average share count.

Fiscal 2017 adjusted EBITDA of $955.7 million increased slightly compared to adjusted EBITDA in fiscal 2016 of $952.8 million.  Excluding the negative impact of $15.2 million of foreign exchange and acquisition EBITDA of $9.5 million, organic adjusted EBITDA of $961.4 million improved 0.9 percent in fiscal 2017 versus the prior year.  Reported adjusted EBITDA margin of 19.1 percent in fiscal 2017 grew 20 basis points compared to 18.9 percent in fiscal 2016.

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Global Batteries & Appliances (GBA)

	Three Month Period Ended					Twelve Month Period Ended
(in millions, except %)	Sept. 30, 2017	Sept. 30, 2016	Variance			Sept. 30, 2017	Sept. 30, 2016	Variance
Net Sales	$533.9	$520.0	$13.9		2.7%	$1,997.9	$2,092.2	$(94.3)		(4.5%)
Operating Income	58.8	61.9	(3.1)		(5.0%)	230.8	236.8	(6.0)		(2.5%)
Operating Income Margin	11.0%	11.9%	(90)	bps		11.6%	11.3%	30	bps
Adjusted EBITDA	82.9	83.4	(0.5)		(0.6%)	316.5	306.9	9.6		3.1%
Adjusted EBITDA Margin	15.5%	16.0%	(50)	bps		15.8%	14.7%	110	bps

Fourth quarter net sales increased primarily due to higher battery and personal care revenues.  Excluding positive foreign exchange impacts of $7.6 million, organic net sales grew 1.2 percent.

Global battery net sales increased $12.4 million or 5.6 percent, driven by solid growth in Europe, Latin America and Asia-Pacific. U.S. revenues were essentially unchanged.  Excluding positive foreign exchange impacts of $4.5 million, organic net sales improved 3.5 percent.

Net sales for the global personal care product category increased $6.7 million or 5.6 percent led by strong growth in the U.S. and Asia-Pacific and moderate growth in Europe and Latin America.  Excluding positive foreign exchange impacts of $2.0 million, organic net sales improved 3.9 percent.

Net sales in the global small appliances product category fell $5.2 million or 2.9 percent.  Higher sales in Europe and Latin America, primarily from new products launches and new listings, was more than offset by lower U.S. and Canadian revenues as a result of sluggish POS, increased competitor promotions and retailer adjustments. Excluding positive foreign exchange impacts of $1.1 million, organic net sales decreased 3.6 percent.

Fourth quarter decreases in operating income, adjusted EBITDA and margins were due to unfavorable mix despite sales volume growth and higher investments to support new product launches, partially offset by the positive impact of foreign exchange and cost improvements.  Excluding positive foreign exchange impacts of $1.1 million, organic adjusted EBITDA of $81.8 million decreased 1.9 percent.

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Hardware & Home Improvement (HHI)

	Three Month Period Ended					Twelve Month Period Ended
(in millions, except %)	Sept. 30, 2017	Sept. 30, 2016	Variance			Sept. 30, 2017	Sept. 30, 2016	Variance
Net Sales	$348.9	$328.1	$20.8		6.3%	$1,276.1	$1,241.0	$35.1		2.8%
Operating Income	48.2	57.8	(9.6)		(16.6%)	185.7	191.9	(6.2)		(3.2%)
Operating Income Margin	13.8%	17.6%	(380)	bps		14.6%	15.5%	(90)	bps
Adjusted EBITDA	76.4	69.1	7.3		10.6%	254.4	241.6	12.8		5.3%
Adjusted EBITDA Margin	21.9%	21.1%	80	bps		19.9%	19.5%	40	bps

Higher fourth quarter net sales were driven by strong growth in residential security and plumbing in the U.S. and, to a lesser degree, in Canada.  The planned exit of unprofitable businesses in Mexico adversely impacted growth by approximately 1.6 percent.  Excluding positive foreign exchange impacts of $1.9 million, organic net sales increased 5.8 percent.

Decreases in fourth quarter operating income and margin were primarily due to unfavorable product mix and continuing operating start-up issues and restructuring costs connected with the U.S. distribution center consolidation project.  Improved adjusted EBITDA and margin were principally the result of the higher volumes.

Global Pet Supplies (PET)

	Three Month Period Ended					Twelve Month Period Ended
(in millions, except %)	Sept. 30, 2017	Sept. 30, 2016	Variance			Sept. 30, 2017	Sept. 30, 2016	Variance
Net Sales	$217.2	$206.7	$10.5		5.1%	$793.2	$825.7	$(32.5)		(3.9%)
Operating Income	(5.3)	24.5	(29.8)		(121.6%)	30.3	85.0	(54.7)		(64.4%)
Operating Income Margin	(2.4%)	11.9%	(1,430)	bps		3.8%	10.3%	(650)	bps
Adjusted EBITDA	44.0	41.7	2.3		5.5%	142.7	140.1	2.6		1.9%
Adjusted EBITDA Margin	20.3%	20.2%	10	bps		18.0%	17.0%	100	bps

Fourth quarter net sales increased as a result of $20.8 million of revenues from the PetMatrix and GloFish acquisitions completed in June and May 2017, respectively.  European dog and cat food sales declined largely from the acceleration of the planned exit of a pet food customer tolling agreement of $6.4 million, which negatively impacted sales by approximately 3.1 percent.  U.S. companion animal sales were adversely impacted by the rawhide dog chew product safety recall initiated in June 2017, as well as sluggish store traffic in certain channels.  Excluding the positive impact of foreign exchange of $2.3 million and acquisition sales of $20.8 million, organic net sales decreased 6.1 percent in the fourth quarter.

Decreased operating income and margin were primarily driven by the impact of the recall and unfavorable mix.  Adjusted EBITDA increased as a result of the PetMatrix and GloFish acquisitions.  Excluding positive foreign exchange impacts of $0.9 million and acquisition EBITDA of $6.9 million, organic adjusted EBITDA of $36.2 million fell 13.2 percent.

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Home and Garden (H&G)

	Three Month Period Ended					Twelve Month Period Ended
(in millions, except %)	Sept. 30, 2017	Sept. 30, 2016	Variance			Sept. 30, 2017	Sept. 30, 2016	Variance
Net Sales	$119.1	$94.3	$24.8		26.3%	$493.3	$509.0	$(15.7)		(3.1%)
Operating Income	26.0	14.9	11.1		74.5%	114.4	121.1	(6.7)		(5.5%)
Operating Income Margin	21.8%	15.8%	600	bps		23.2%	23.8%	(60)	bps
Adjusted EBITDA	32.2	19.9	12.3		61.8%	133.0	138.3	(5.3)		(3.8%)
Adjusted EBITDA Margin	27.0%	21.1%	590	bps		27.0%	27.2%	(20)	bps

Higher fourth quarter net sales were driven by growth in the segment’s three categories of outdoor controls, repellents and household controls as a result of favorable POS, along with increased replenishment orders due to lower retailer inventory levels.

Operating income, adjusted EBITDA and margins increased in the fourth quarter predominantly due to the higher volumes as well as favorable product mix and operating efficiencies.

Global Auto Care (GAC)

	Three Month Period Ended					Twelve Month Period Ended
(in millions, except %)	Sept. 30, 2017	Sept. 30, 2016	Variance			Sept. 30, 2017	Sept. 30, 2016	Variance
Net Sales	$102.6	$100.7	$1.9		1.9%	$446.9	$453.7	$(6.8)		(1.5%)
Operating Income	20.7	25.1	(4.4)		(17.5%)	100.8	118.2	(17.4)		(14.7%)
Operating Income Margin	20.2%	24.9%	(470)	bps		22.6%	26.1%	(350)	bps
Adjusted EBITDA	32.5	31.4	1.1		3.5%	148.4	153.4	(5.0)		(3.3%)
Adjusted EBITDA Margin	31.7%	31.2%	50	bps		33.2%	33.8%	(60)	bps

Increased fourth quarter net sales were driven by growth in Europe and Asia-Pacific. U.S. revenues were essentially unchanged as higher appearance product sales were offset by lower refrigerant revenues principally as a result of cooler weather conditions and tighter auto retailer inventory controls.

Lower operating income in the fourth quarter was primarily the result of operating inefficiencies. The increase in adjusted EBITDA and margin was driven by lower expenses.

Liquidity and Debt

Spectrum Brands completed fiscal 2017 on September 30, 2017 with a solid liquidity position, including a cash balance of approximately $168 million and more than $680 million available on its $700 million Cash Flow Revolver.

As of the end of fiscal 2017, the Company had approximately $3,897 million of debt outstanding, consisting of a series of secured Term Loans in the aggregate amount of $1,303 million, $2,321 million of senior unsecured notes, and approximately $273 million of capital leases and other obligations.

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As a result of solid earnings and strong working capital management, the Company generated record adjusted free cash flow in fiscal 2017 of $587 million, within its guidance range of $575-$590 million, and surpassing fiscal 2016 adjusted free cash flow of $535 million.

Leverage (total debt to adjusted EBITDA) was approximately 4.1 times at the end of fiscal 2017, slightly higher than 3.9 times at the end of fiscal 2016, primarily as a result of acquisitions and share repurchases.

In fiscal 2017, the Company repurchased 2,068,653 shares of common stock for $252.5 million or $122.08 per share on average.  During the fourth quarter, the Company repurchased 729,145 shares of common stock for $86.6 million or $118.74 per share on average.

Fiscal 2018 Outlook

Spectrum Brands expects fiscal 2018 reported net sales to grow above category rates for most categories, along with an anticipated positive impact from foreign exchange of approximately 160 to 180 basis points based upon current rates.

Fiscal 2018 adjusted free cash flow is projected to be approximately $620-$640 million compared to $587 million in fiscal 2017.  Capital expenditures are expected to be between $110 million to $120 million.

Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today

Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, November 16.  To access the live conference call, U.S. participants may call 877-556-5260 and international participants may call 973-532-4903.  The conference ID number is 94360383.  A live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands’ website at www.spectrumbrands.com.

A replay of the live webcast also will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.  A telephone replay of the conference call will be available through Thursday, November 30.  To access this replay, participants may call 855-859-2056 and use the same conference ID number.

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About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 1000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, plumbing, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, and auto care products. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, VARTA®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®,  Remington®, George Foreman®, Black + Decker®, Tetra®, Marineland®, GloFish®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, IAMS® and Eukanuba® (Europe only), Healthy-Hide®, Digest-eeze™, DreamBone®, SmartBones®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag®, Liquid Fence®, Armor All®, STP® and A/C PRO®.  Spectrum Brands Holdings' products are sold in approximately 160 countries. Spectrum Brands Holdings generated net sales of approximately $5.01 billion in fiscal 2017. For more information, visit www.spectrumbrands.com.

Non-GAAP Measurements

Management believes that certain non-GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods.  Management believes that organic net sales provide for a more complete understanding of underlying business trends of regional and segment performance by excluding the impact of currency exchange rate fluctuations and the impact of acquisitions.  In addition, within this release, including the supplemental information attached hereto, reference is made to adjusted diluted EPS, adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), and adjusted EBITDA margin.   Adjusted EBITDA is a metric used by management to evaluate segment performance and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA also is one of the measures used for determining the Company’s debt covenant.  Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period.  Adjusted EBITDA margin reflects adjusted EBITDA as a percentage of net sales of the Company.  Organic adjusted EBITDA excludes the impact of currency exchange rate fluctuations and acquisitions. The Company’s management uses adjusted diluted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations.  Management believes that adjusted diluted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next.  An income tax adjustment is included in adjusted diluted EPS to exclude the impact of the valuation allowance against deferred taxes and other tax-related items in order to reflect a normalized ongoing effective tax rate of 35%.  The Company’s management believes that adjusted free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt and meet its working capital requirements.

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Adjusted free cash flow should not be considered in isolation or as a substitute for pretax income, net income, net cash from operating activities or other statement of income or cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity.  In addition, the calculation of adjusted free cash flow does not reflect cash used to service debt and therefore, does not reflect funds available for investment or discretionary uses.  The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations.  While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.  Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.

Forward-Looking Statements

Certain matters discussed in this news release and other oral and written statements by representatives of the Company regarding matters such as the Company’s ability to meet its expectations for its fiscal 2018 (including expectations regarding capital expenditures and its ability to increase its net sales, free cash flow and adjusted EBITDA) may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have tried, whenever possible, to identify these statements by using words like “future,” “anticipate”, “intend,” “plan,” “estimate,” “believe,” “expect,” “project,” “forecast,” “could,” “would,” “should,” “will,” “may,” and similar expressions of future intent or the negative of such terms. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) the impact of our indebtedness on our business, financial condition and results of operations; (2) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (3) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (4) the impact of actions taken by significant stockholders; (5) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (6) interest rate and exchange rate fluctuations; (7) the loss of significant reduction in, or dependence upon, sales to any significant retail customer(s); (8) competitive promotional activity or spending by competitors, or price reductions by competitors; (9) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands; (10) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where we do business; (11) changes in consumer spending preferences and demand for our products; (12) our ability to develop and successfully introduce new products, protect our intellectual property and avoid infringing the intellectual property of third parties; (13) our ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and

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fully realize anticipated cost savings; (14) the seasonal nature of sales of certain of our products; (15) the effects of climate change and unusual weather activity; (16) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (17) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (18) the impact of pending or threatened litigation; (19) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data; (20) changes in accounting policies applicable to our business; (21) our ability to utilize net operating loss carry-forwards to offset tax liabilities from future taxable income; (22) government regulations; (23) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (24) our inability to successfully integrate and operate new acquisitions at the level of financial performance anticipate; (25) the unanticipated loss of key members of senior management; (26) the effects of political or economic conditions, terrorist attacks, acts of war or other unrest in international markets; and (27) the Special Committee’s exploration of strategic alternatives and the terms of any strategic transactions, if any, including those discussed herein and those set forth in the combined securities filing of Spectrum Brands Holdings, Inc. and SB/RH Holdings, LLC, including their most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q.

Spectrum Brands Holdings also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands Holdings and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.    Spectrum Brands Holdings also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands Holdings undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Period Ended		Twelve Month Period Ended
(in millions, except per share amounts)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$1,321.7	$1,249.8	$5,007.4	$5,039.7
Cost of goods sold	823.7	763.9	3,114.3	3,119.3
Restructuring and related charges	1.8	0.1	18.3	0.5
Gross profit	496.2	485.8	1,874.8	1,919.9
Selling	204.5	198.3	781.2	776.6
General and administrative	117.6	96.1	391.3	372.3
Research and development	15.5	15.8	59.5	58.7
Acquisition and integration related charges	5.9	5.5	20.9	36.7
Restructuring and related charges	28.0	6.9	44.2	14.7
Write-off from impairment of intangible assets	16.3	4.7	16.3	4.7
Total operating expenses	387.8	327.3	1,313.4	1,263.7
Operating income	108.4	158.5	561.4	656.2
Interest expense	52.3	74.2	211.1	250.0
Other non-operating expense, net	2.8	2.1	5.7	8.6
Income from operations before income taxes	53.3	82.2	344.6	397.6
Income tax (benefit) expense	(41.4)	(6.9)	47.5	40.0
Net income	94.7	89.1	297.1	357.6
Net income attributable to non-controlling interest	(0.2)	0.1	1.3	0.5
Net income attributable to controlling interest	$94.9	$89.0	$295.8	$357.1
Earnings Per Share
Basic earnings per share	$1.64	$1.50	$5.04	$6.02
Diluted earnings per share	$1.63	$1.49	$5.02	$5.99
Dividends per share	$0.42	$0.38	$1.64	$1.47
Weighted Average Shares Outstanding
Basic	57.8	59.4	58.6	59.3
Diluted	58.1	59.8	59.0	59.6

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SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Twelve Month Period Ended
(in millions)	September 30, 2017	September 30, 2016
Cash flows from operating activities
Net income	$297.1	$357.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	198.7	183.0
Share based compensation	57.2	64.4
Amortization of debt issuance costs	7.3	11.6
Purchase accounting inventory adjustment	3.3	—
Write-off of unamortized discount on retired debt	0.2	—
Write-off for impairment of intangible assets	16.3	4.7
Pet safety recall inventory write-off	15.0	—
Write-off of debt issuance costs	2.3	5.8
Non-cash debt accretion	0.7	2.3
Deferred tax benefit	(4.9)	(25.5)
Net changes in operating assets and liabilities
Receivables	(10.4)	48.5
Inventories	(28.4)	40.2
Prepaid expenses and other current assets	(8.6)	(7.5)
Accounts payable and accrued liabilities	177.9	(34.9)
Other	(58.3)	(35.2)
Net cash provided by operating activities	665.4	615.0
Cash flows from investing activities
Purchases of property, plant and equipment	(115.0)	(95.2)
Business acquisitions, net of cash acquired	(304.7)	—
Proceeds from sales of property, plant and equipment	4.6	1.0
Other investing activities	(1.5)	(4.2)
Net cash used by investing activities	(416.6)	(98.4)
Cash flows from financing activities
Proceeds from issuance of debt	265.6	485.0
Payment of debt	(232.6)	(819.5)
Payment of debt issuance costs	(5.9)	(9.3)
Payment of cash dividends	(96.2)	(87.2)
Treasury stock purchases	(252.5)	(42.8)
Purchase of non-controlling interest	(12.6)	—
Payment of contingent consideration	—	(3.2)
Share based tax withholding payments, net of proceeds upon vesting	(24.4)	(10.8)
Net cash (used) provided by financing activities	(358.6)	(487.8)
Effect of exchange rate changes on cash and cash equivalents due to Venezuela devaluation	(0.4)	—
Effect of exchange rate changes on cash and cash equivalents	3.1	(1.4)
Net increase in cash and cash equivalents	(107.1)	27.4
Cash and cash equivalents, beginning of period	275.3	247.9
Cash and cash equivalents, end of period	$168.2	$275.3

Page 13 / 18

SPECTRUM BRANDS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	September 30, 2017	September 30, 2016
Assets
Cash and cash equivalents	$168.2	$275.3
Trade receivables, net	526.1	482.6
Other receivables	43.4	55.6
Inventories	775.5	740.6
Prepaid expenses and other current assets	93.9	78.8
Total current assets	1,607.1	1,632.9
Property, plant and equipment, net	699.9	542.1
Deferred charges and other	62.7	43.2
Goodwill	2,626.0	2,478.4
Intangible assets, net	2,424.0	2,372.5
Total assets	7,419.7	7,069.1
Liabilities and Shareholders' Equity
Current portion of long-term debt	36.7	164.0
Accounts payable	727.6	580.1
Accrued wages and salaries	87.5	122.9
Accrued interest	48.6	39.3
Other current liabilities	213.0	189.3
Total current liabilities	1,113.4	1,095.6
Long-term debt, net of current portion	3,804.0	3,456.2
Deferred income taxes	531.4	532.7
Other long-term liabilities	124.2	140.6
Total liabilities	5,573.0	5,225.1
Shareholders' equity	1,837.9	1,800.1
Noncontrolling interest	8.8	43.9
Total equity	1,846.7	1,844.0
Total liabilities and equity	7,419.7	7,069.1

Page 14 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED DILUTED EPS

Our press release contains financial information regarding adjusted EPS, which we define as diluted EPS excluding the effect of one-time, non-recurring activity and volatility associated with our income tax expense. The Company believes that adjusted diluted EPS provides further insight and comparability in operating performance as it eliminates the effects of certain items that are not comparable from one period to the next. Adjustments to diluted EPS include (1) acquisition and integration costs that consist of transaction costs from nonrecurring acquisition transactions during the period or subsequent integration related project costs directly associated with the acquired business further summarized below; (2) restructuring and related costs, which consist of project costs associated with restructuring initiatives across the segments further summarized below; (3) costs incurred for debt refinancing activity during the period; (4) non-cash asset impairments or write-offs realized; (5) one time purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (6) and other adjustments. During the three and twelve month periods ended September 30, 2017, other adjustments consist of the recognized costs for a non-recurring voluntary recall of rawhide product by the PET segment,  professional fees associated with non-acquisition based strategic initiatives of the Company and an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency.  During the three and twelve month periods ended September 30, 2016, other adjustments consisted of costs associated with the onboarding a key executive and the involuntary transfer of inventory.  Income tax adjustment to diluted EPS is to exclude the impact of adjusting the valuation allowance against deferred taxes and other tax related items in order to reflect a normalized ongoing effective tax rate of 35%, net of adjustments made to diluted EPS.  The following is a reconciliation of diluted EPS to adjusted diluted EPS for the three and twelve month periods ended September 30, 2017 and 2016:

	Three Month Period Ended		Twelve Month Period Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Diluted earnings per share, as reported	$1.63	$1.49	$5.02	$5.99
Adjustments:
Acquisition and integration related charges	0.10	0.09	0.35	0.62
Restructuring and related charges	0.51	0.12	1.06	0.26
Debt refinancing costs	—	0.36	0.15	0.36
Write off from impairment of intangible assets	0.28	0.08	0.28	0.08
Purchase accounting inventory adjustment	0.04	—	0.06	—
Pet safety recall	0.19	—	0.61	—
Other adjustments	0.03	—	0.09	0.02
Income tax adjustment	(1.43)	(0.83)	(2.16)	(2.13)
Total Adjustments	(0.28)	(0.18)	0.44	(0.79)
Diluted earnings per share, as adjusted	$1.35	$1.31	$5.46	$5.20

The following summarizes the acquisition and integration related charges for the three and twelve month periods ended September 30, 2017 and 2016:

	Three Month Period Ended		Twelve Month Period Ended
(in millions)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
HHI Business	$0.2	$1.3	$5.9	$13.3
PetMatrix	2.8	—	4.5	—
Armored AutoGroup	0.3	1.3	3.2	14.6
Shaser	1.0	—	1.2	—
GloFish	0.2	—	1.0	—
Salix	—	0.4	0.7	3.5
European IAMS and Eukanuba	0.1	1.2	0.2	2.1
Other	1.3	1.3	4.2	3.2
Total acquisition and integration related charges	$5.9	$5.5	$20.9	$36.7

The following summarizes the restructuring and related charges for the three and twelve month periods ended September 30, 2017 and 2016:

	Three Month Period Ended		Twelve Month Period Ended
(in millions)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
HHI distribution center consolidation	$18.4	$—	$27.4	$—
GAC business rationalization initiative	4.4	1.7	24.2	5.3
PET rightsizing initiative	5.4	—	8.2	—
Other restructuring activities	1.6	5.3	2.7	9.9
Total restructuring and related charges	$29.8	$7.0	$62.5	$15.2

Page 15 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

SALES AND ORGANIC SALES

The following is a summary of net sales by segment for the three and twelve month periods ended September 30, 2017 and 2016:

	Three month period ended				Twelve Month Period Ended
(in millions, except %)	September 30, 2017	September 30, 2016	Variance		September 30, 2017	September 30, 2016	Variance
Consumer batteries	$235.1	$222.7	$12.4	5.6%	$865.6	$840.7	$24.9	3.0%
Small appliances	171.5	176.7	(5.2)	(2.9%)	626.9	656.0	(29.1)	(4.4%)
Personal care	127.3	120.6	6.7	5.6%	505.4	513.6	(8.2)	(1.6%)
Global Batteries & Appliances	533.9	520.0	13.9	2.7%	1,997.9	2,010.3	(12.4)	(0.6%)
Hardware & Home Improvement	348.9	328.1	20.8	6.3%	1,276.1	1,241.0	35.1	2.8%
Global Pet Supplies	217.2	206.7	10.5	5.1%	793.2	825.7	(32.5)	(3.9%)
Home and Garden	119.1	94.3	24.8	26.3%	493.3	509.0	(15.7)	(3.1%)
Global Auto Care	102.6	100.7	1.9	1.9%	446.9	453.7	(6.8)	(1.5%)
Total	$1,321.7	$1,249.8	71.9	5.8%	$5,007.4	$5,039.7	(32.3)	(0.6%)

Our press release contains financial information regarding organic net sales, which we define as net sales excluding the effect of changes in foreign currency exchange rates and acquisitions. We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rate and/or acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to reported net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the period’s net sales using the currency exchange rates that were in effect during the prior period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period. The following are reconciliations of net sales to organic sales for the three and twelve month periods ended September 30, 2017 compared to reported net sales for the three and twelve month periods ended September 30, 2016, respectively:

	Three Month Period Ended September 30, 2017
Three month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2016	Variance
Consumer batteries	$235.1	$(4.5)	$230.6	$—	$230.6	$222.7	$7.9	3.5%
Small appliances	171.5	(1.1)	170.4	—	170.4	176.7	(6.3)	(3.6%)
Personal care	127.3	(2.0)	125.3	—	125.3	120.6	4.7	3.9%
Global Batteries & Appliances	533.9	(7.6)	526.3	—	526.3	520.0	6.3	1.2%
Hardware & Home Improvement	348.9	(1.9)	347.0	—	347.0	328.1	18.9	5.8%
Global Pet Supplies	217.2	(2.3)	214.9	(20.8)	194.1	206.7	(12.6)	(6.1%)
Home and Garden	119.1	—	119.1	—	119.1	94.3	24.8	26.3%
Global Auto Care	102.6	(0.6)	102.0	—	102.0	100.7	1.3	1.3%
Total	$1,321.7	$(12.4)	$1,309.3	$(20.8)	$1,288.5	$1,249.8	38.7	3.1%

	Twelve Month Period Ended September 30, 2017
Twelve month period ended (in millions, except %)	Net Sales	Effect of Changes in Currency	Net Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Net Sales	Net Sales September 30, 2016	Variance
Consumer batteries	$865.6	$4.5	$870.1	$—	$870.1	$840.7	$29.4	3.5%
Small appliances	626.9	13.5	640.4	—	640.4	656.0	(15.6)	(2.4%)
Personal care	505.4	6.0	511.4	—	511.4	513.6	(2.2)	(0.4%)
Global Batteries & Appliances	1,997.9	24.0	2,021.9	—	2,021.9	2,010.3	11.6	0.6%
Hardware & Home Improvement	1,276.1	(2.7)	1,273.4	—	1,273.4	1,241.0	32.4	2.6%
Global Pet Supplies	793.2	6.7	799.9	(28.1)	771.8	825.7	(53.9)	(6.5%)
Home and Garden	493.3	—	493.3	—	493.3	509.0	(15.7)	(3.1%)
Global Auto Care	446.9	0.3	447.2	—	447.2	453.7	(6.5)	(1.4%)
Total	$5,007.4	$28.3	$5,035.7	$(28.1)	$5,007.6	$5,039.7	(32.1)	(0.6%)

Page 16 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA

Our press release contains financial information regarding adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization), adjusted EBITDA Margin, and organic adjusted EBITDA, which are non-GAAP earnings. Adjusted EBITDA is a metric used by management and we believe this non-GAAP measure provides useful information to investors because it reflects ongoing operating performance and trends of our segments excluding certain non-cash based expenses and/or non-recurring items during each of the comparable periods and facilitates comparisons between peer companies since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Further, adjusted EBITDA is a measure used for determining the Company’s debt covenant. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA further excludes: (1) stock based compensation expense as it is a non-cash based compensation cost; (2) acquisition and integration costs that consist of transaction costs from acquisition transactions during the period, or subsequent integration related project costs directly associated with the acquired business as previously summarized; (3) restructuring and related costs, which consist of project costs associated with restructuring initiatives as previously summarized; (4) non-cash asset impairments or write-offs realized; (5) non-cash purchase accounting inventory adjustments recognized in earnings subsequent to an acquisition; (6) and other adjustments.  During the three and twelve month periods ended September 30, 2017, other adjustments consist of recognized costs for a non-recurring voluntary recall of rawhide product by the PET segment, professional fees associated with non-acquisition based strategic initiatives of the Company and an adjustment for the devaluation of cash and cash equivalents denominated in Venezuelan currency.  During the three and twelve month periods ended September 30, 2016, other adjustments consist of costs associated with onboarding a key executive and the involuntary transfer of inventory.  Adjusted EBITDA Margin is calculated by taking the adjusted EBITDA margin as a percentage of Net Sales. Organic adjusted EBITDA excludes the effect of changes in foreign currency exchange rates and acquisitions. The following is a reconciliation of reported net income to adjusted EBITDA for the three month periods ended September 30, 2017 and 2016, including the calculation of adjusted EBITDA Margin for each of the respective periods, and organic adjusted EBITDA for the three month period ended September 30, 2017:

Three Month Period Ended September 30, 2017 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$58.2	$47.3	$(5.3)	$26.0	$20.7	$(52.2)	$94.7
Income tax expense	—	—	—	—	—	(41.4)	(41.4)
Interest expense	—	—	—	—	—	52.3	52.3
Depreciation and amortization	21.4	10.3	11.5	5.2	7.2	—	55.6
EBITDA	79.6	57.6	6.2	31.2	27.9	(41.3)	161.2
Share based compensation	—	—	—	—	—	28.8	28.8
Acquisition and integration related charges	1.9	(0.1)	3.7	—	0.2	0.2	5.9
Restructuring and related charges	1.1	18.9	5.4	—	4.4	—	29.8
Write-off from impairment of intangible assets	—	—	15.3	1.0	—	—	16.3
Purchase accounting inventory adjustment	—	—	2.5	—	—	—	2.5
Pet safety recall	—	—	10.9	—	—	—	10.9
Other	0.3	—	—	—	—	1.8	2.1
Adjusted EBITDA	$82.9	$76.4	$44.0	$32.2	$32.5	$(10.5)	$257.5
Net Sales	533.9	348.9	217.2	119.1	102.6	—	1,321.7
Adjusted EBITDA Margin	15.5%	21.9%	20.3%	27.0%	31.7%	—	19.5%

Three Month Period Ended September 30, 2016 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$61.1	$57.2	$24.4	$15.0	$24.5	$(93.1)	$89.1
Income tax expense	—	—	—	—	—	(6.9)	(6.9)
Interest expense	—	—	—	—	—	74.2	74.2
Depreciation and amortization	19.2	8.6	10.7	3.9	3.9	—	46.3
EBITDA	80.3	65.8	35.1	18.9	28.4	(25.8)	202.7
Share based compensation	—	—	—	—	—	16.9	16.9
Acquisition and integration related charges	1.1	1.4	1.5	—	1.3	0.2	5.5
Restructuring and related charges	—	1.9	3.4	—	1.7	—	7.0
Write-off from impairment of intangible assets	2.0	—	1.7	1.0	—	—	4.7
Other	—	—	—	—	—	0.1	0.1
Adjusted EBITDA	$83.4	$69.1	$41.7	$19.9	$31.4	$(8.6)	$236.9
Net Sales	520.0	328.1	206.7	94.3	100.7	—	1,249.8
Adjusted EBITDA Margin	16.0%	21.1%	20.2%	21.1%	31.2%	—	19.0%

Organic Adjusted EBITDA (in millions, except %)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - three month period ended September 30, 2017	$82.9	$76.4	$44.0	$32.2	$32.5	$(10.5)	$257.5
Effect of change in foreign currency	(1.1)	(0.2)	(0.9)	—	(0.9)	1.3	(1.8)
Net EBITDA Excluding Effect of Changes in Currency	81.8	76.2	43.1	32.2	31.6	(9.2)	255.7
Effect of acquisitions	—	—	(6.9)	—	—	—	(6.9)
Organic Adjusted EBITDA	81.8	76.2	36.2	32.2	31.6	(9.2)	248.8
Adjusted EBITDA - three month period ended September 30, 2016	83.4	69.1	41.7	19.9	31.4	(8.6)	236.9
Increase (Decrease) in Adjusted EBITDA	$(1.6)	$7.1	$(5.5)	$12.3	$0.2	$(0.6)	$11.9
Increase (Decrease) in Adjusted EBITDA (%)	(1.9%)	10.3%	(13.2%)	61.8%	0.6%	(7.0%)	5.0%

Page 17 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED EBITDA, ADJUSTED EBITDA MARGIN, AND ORGANIC ADJUSTED EBITDA (continued)

The following is a reconciliation of reported net income to adjusted EBITDA for the twelve month periods ended September 30, 2017 and 2016, including the calculation of adjusted EBITDA Margin for each of the respective periods, and organic adjusted EBITDA for the twelve month period ended September 30, 2017:

Twelve month period ended September 30, 2017 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$230.1	$184.0	$28.8	$114.4	$100.8	$(361.0)	$297.1
Income tax expense	—	—	—	—	—	47.5	47.5
Interest expense	—	—	—	—	—	211.1	211.1
Depreciation and amortization	78.6	38.3	43.1	17.6	21.1	—	198.7
EBITDA	308.7	222.3	71.9	132.0	121.9	(102.4)	754.4
Share based compensation	—	—	—	—	—	57.2	57.2
Acquisition and integration related charges	5.3	5.5	7.3	—	2.3	0.5	20.9
Restructuring and related charges	2.1	26.6	9.1	—	24.2	0.5	62.5
Write-off from impairment of intangible assets	—	—	15.3	1.0	—	—	16.3
Purchase accounting inventory adjustment	—	—	3.3	—	—	—	3.3
Pet safety recall	—	—	35.8	—	—	—	35.8
Other	0.4	—	—	—	—	4.9	5.3
Adjusted EBITDA	$316.5	$254.4	$142.7	$133.0	$148.4	$(39.3)	$955.7
Net Sales	1,997.9	1,276.1	793.2	493.3	446.9	—	5,007.4
Adjusted EBITDA Margin	15.8%	19.9%	18.0%	27.0%	33.2%	—	19.1%

Twelve month period ended September 30, 2016 (in millions)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Net income (loss)	$232.9	$190.6	$84.2	$121.2	$116.6	$(387.9)	$357.6
Income tax expense	—	—	—	—	—	40.0	40.0
Interest expense	—	—	—	—	—	250.0	250.0
Depreciation and amortization	72.2	35.4	42.7	15.2	17.5	—	183.0
EBITDA	305.1	226.0	126.9	136.4	134.1	(97.9)	830.6
Share based compensation	—	—	—	—	—	64.4	64.4
Acquisition and integration related charges	2.6	13.3	5.5	0.5	14.0	0.8	36.7
Restructuring and related charges	1.2	2.3	6.0	0.4	5.3	—	15.2
Write-off from impairment of intangible assets	2.0	—	1.7	1.0	—	—	4.7
Other	0.5	—	—	—	—	0.7	1.2
Adjusted EBITDA	$311.4	$241.6	$140.1	$138.3	$153.4	$(32.0)	$952.8
Net Sales	2,010.3	1,241.0	825.7	509.0	453.7	—	5,039.7
Adjusted EBITDA Margin	15.5%	19.5%	17.0%	27.2%	33.8%	—	18.9%

Organic Adjusted EBITDA (in millions, except %)	GBA	HHI	PET	H&G	GAC	Corporate	Consolidated
Adjusted EBITDA - twelve month period ended September 30, 2017	$316.5	$254.4	$142.7	$133.0	$148.4	$(39.3)	$955.7
Effect of change in foreign currency	17.1	(3.4)	2.1	—	(2.2)	1.6	15.2
Net EBITDA Excluding Effect of Changes in Currency	333.6	251.0	144.8	133.0	146.2	(37.7)	970.9
Effect of acquisitions	—	—	(9.5)	—	—	—	(9.5)
Organic Adjusted EBITDA	333.6	251.0	135.3	133.0	146.2	(37.7)	961.4
Adjusted EBITDA - twelve month period ended September 30, 2016	311.4	241.6	140.1	138.3	153.4	(32.0)	952.8
Increase (Decrease) in Adjusted EBITDA	$22.2	$9.4	$(4.8)	$(5.3)	$(7.2)	$(5.7)	$8.6
Increase (Decrease) in Adjusted EBITDA (%)	7.1%	3.9%	(3.4%)	(3.8%)	(4.7%)	17.7%	0.9%

Page 18 / 18

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)

ADJUSTED FREE CASH FLOW

Our definition of adjusted free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We believe adjusted free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases and meet its working capital requirements. Our definition of adjusted free cash flow may be different from definitions used by other companies. We also use adjusted free cash flow, as defined, as one measure to monitor and evaluate performance. The following is a reconciliation of net cash provided from operating activities to the Company’s forecasted cash flow for the fiscal years ended September 30, 2017 and 2016; and forecasted net cash provided from operating activities to forecasted cash flow for the fiscal years ending September 30, 2018:

(in millions)	September 30, 2018	September 30, 2017	September 30, 2016
Net cash provided from operating activities	$740-750	$665	$615
Cash interest charges related to refinancing	—	5	15
Stanley settlement payment	—	23	—
Rawhide recall	—	9	—
Purchases of property, plant and equipment	(110) - (120)	(115)	(95)
Adjusted free cash flow	$620-640	$587	$535

Page 19 / 18